Exhibit 99.1

F O R   I M M E D I A T E   R E L E A S E

July 1, 2013

For more information contact:

Scott Estes (419) 247-2800

Jay Morgan (419) 247-2800

HEALTH CARE REIT, INC. COMPLETES INVESTMENT

WITH SUNRISE SENIOR LIVING

Toledo, Ohio, July 1, 2013…. Health Care REIT, Inc. (NYSE:HCN) announced today the completion of the final phase of the Sunrise Senior Living, Inc. property portfolio acquisition. The aggregate $4.3 billion investment includes 120 wholly-owned properties and 5 properties owned in joint ventures with third parties. Health Care REIT expects the portfolio to generate an unlevered NOI yield exceeding 6.5% in the second half of 2013 with long-term growth of 4% to 5% per year on average.

The portfolio includes approximately 10,000 units located in affluent, infill markets. Approximately 90% of the properties are Sunrise’s well-regarded mansion prototype. The average age of the portfolio is eight years, which is well below the industry average. The properties generate average monthly rental rates that are nearly 100% higher than the industry average. The portfolio is located primarily in markets with high concentrations of age and income-qualified elderly including London, Southern California, Chicago, Philadelphia, Boston, Washington D.C., and Montreal.

“The Sunrise transaction epitomizes our strategy to partner with the leading operators to own premier-quality real estate in affluent, infill markets,” said George L. Chapman, Chairman and CEO of Health Care REIT. “Our team’s execution on the joint venture buyouts exceeded all expectations with respect to timing and economics.”

Sunrise Property Count Reconciliation:

	Announced 8/22/12	Completed 5/7/13	Completed 7/1/13
Wholly Owned	20	71	120
Joint Venture	105	54	5

Total	125	125	125

Sunrise Investments Reconciliation:
($’s in millions)	Announced 8/22/12	Completed 5/7/13	Completed 7/1/13
Debt Assumed(1)	$970.0	$444.6	$389.5
Cash Required	$950.0	$3,084.4	$3,884.7

Acquisition Amount	$1,920.0	$3,529.0	$4,274.2

(1)	Debt assumed is net of payoffs that occurred as of closing or are expected to occur shortly after closing.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2013, the company’s broadly diversified portfolio consisted of 1,133 properties in 46 states, the United Kingdom, and Canada.

Forward-Looking Statements. This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to, the cooperation of joint venture partners; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of the operator/tenant, including, but not limited to, its ability to pay rent; operator/tenant bankruptcies and insolvencies; governmental regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against the operator/tenant; unanticipated difficulties and/or expenditures relating to the integration of multi-property acquisitions; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and the operator/tenant’s difficulties in cost-effectively obtaining and maintaining adequate liability and other insurance; and changes in rules or practices governing the company’s financial reporting. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.